EX -23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our report dated March 27, 2006 (except with respect to the matters described in the fourth paragraph, as to which the date is March 16, 2007), accompanying the consolidated financial statements and Schedule II included in the Annual Report of Savient Pharmaceuticals, Inc. on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of Savient Pharmaceuticals, Inc. on Forms S-8 (File No. 333-36121 effective August 7, 1997, File No. 333-33073 effective August 7, 1997, File No. 333-33075 effective September 22, 1997, File No. 333-64541 effective September 29, 1998, File No. 333-87344 effective May 1, 2002, File No. 333-127068 effective August 1, 2005) and Form S-3 (File No. 333-146257).
/s/  Grant Thorton LLP
New York, New York
March 13, 2008